Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-151848

March 2, 2011

$120,000,000

HealthSouth Corporation

$60,000,000 7.250% Senior Notes due 2018

$60,000,000 7.750% Senior Notes due 2022

Issuer:	HealthSouth Corporation

Size:	2018 Notes: $60,000,000 (Reopening of 2018 Notes issued on October 7, 2010) 2022 Notes: $60,000,000 (Reopening of 2022 Notes issued on October 7, 2010)

Maturity:	2018 Notes: October 1, 2018 2022 Notes: September 15, 2022

Coupon:	2018 Notes: 7.250% 2022 Notes: 7.750%

Offering Price:

2018 Notes: 103.25% of face amount plus accrued interest from October 7, 2010 to the Settlement Date

2022 Notes: 103.50% of face amount plus accrued interest from October 7, 2010 to the Settlement Date

Yield to Worst:	2018 Notes: 6.543% 2022 Notes: 7.140%

Interest Payment Dates:	2018 Notes: April 1, and October 1, commencing April 1, 2011 2022 Notes: March 15, and September 15, commencing March 15, 2011

Equity Clawback:	2018 Notes: Up to 35% at 107.25% until October 1, 2013 2022 Notes: Up to 35% at 107.75% until September 15, 2013

Optional Redemption:	2018 Notes: Make-whole call at T+50 basis points to October 1, 2014, then: On or after:
	October 1, 2014 October 1, 2015 October 1, 2016 October 1, 2017 and thereafter	103.625% 101.813% 100.000% 100.000%

Prior to October 1, 2014, during any 12-month period, up to 10% of the 2018 Notes may be redeemed at 103% plus accrued and unpaid interest, if any.

2022 Notes:

Make-whole call at T+50 basis points to September 15, 2015, then:

On or after:

	September 15, 2015 September 15, 2016 September 15, 2017 September 15, 2018 and thereafter	103.875% 102.583% 101.292% 100.000%

Prior to September 15, 2015, during any 12-month period, up to 10% of the 2022 Notes may be redeemed at 103% plus accrued and unpaid interest, if any.

Underwriting Discount:	2018 Notes: 1.50% 2022 Notes: 1.50%

Net Proceeds to Issuer Before Expenses:	$122,250,000

Trade Date:	March 2, 2011

Settlement:	T+3; March 7, 2011

Denomination:	$2,000, and integral multiples of $1,000 in excess thereof.

CUSIP/ISIN:	2018 Notes: CUSIP: 421924BH3 ISIN: US421924BH35 2022 Notes: CUSIP: 421924BJ9 ISIN: US421924BJ90

Ratings*:	B2/B+ (Moody’s/S&P)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated

Co-Managers:	RBC Capital Markets, LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Additional Information

The following disclosure from the Preliminary Prospectus Supplement, dated March 2, 2011, has been supplemented hereto to reflect the increase in the principal amount of the notes.

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CAPITALIZATION: Based on net proceeds after expenses payable by the Company of $121,975,000, the following line items in the “As Adjusted” column of the Capitalization table in the Preliminary Prospectus Supplement will change to the following amounts to reflect the offering of the notes and the use of net proceeds therefrom.

(in millions)	As of December 31, 2010
As adjusted
Senior debt
Notes offered hereby	$120.0
Existing Senior Notes	$704.0

Total Debt	$1,509.3

Total capitalization	$1,894.5

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter will arrange to send you the prospectus if you request it by contacting any of the Joint Book-Running Managers at Merrill Lynch, Pierce, Fenner & Smith Incorporated, 800-294-1322, Barclays Capital Inc., 888-603-5847, Citigroup Global Markets Inc., 877-858-5407, Goldman, Sachs & Co., 866-451-2526 and Morgan Stanley & Co. Incorporated, 212 761-6217.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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